FIFTH AMENDMENT
                  BROWN-FORMAN WINERY OPERATIONS SAVINGS PLAN

The restated Fetzer Vineyards Profit Sharing Plan was adopted by Fetzer Vineyards effective December 1, 1994. By amendment effective May 1, 1999, the name of the Plan was changed to the Brown-Forman Winery Operations Savings Plan.

The Plan provides in Article XI that the Plan may be amended by an instrument in writing duly executed.

It is advisable to amend the Plan in certain respects.

IT IS THEREFORE AGREED:

     1. Effective June 1, 1999, Section 1.17 of Article I is amended in its entirety as follows:

          1.17 Year of Service. For purposes of determining eligibility to participate, a Year of Service is a 12 consecutive month period (computation period) during which an Employee completes at least 1000 Hours of Service. To determine Years of Service and Breaks in Service the computation period shall begin on the date the Employee first performs an Hour of Service for the Employer (employment commencement date). After the initial period, the computation period, the computation period shall shift to the Plan Year which includes the first anniversary of the employment commencement date.

          For purposes of determining vesting, a Year of Service is equal to twelve (12) Months of Service, beginning on the date the Employee first performs an Hour of Service, whether or not the Months of Service are completed consecutively. To determine the number of whole years of an individual's period of service, nonsuccessive periods of service are aggregated and less than whole year periods of service (whether or not consecutive) are aggregated on the basis that twelve (12) Months of Service (thirty days are deemed to be a month in the case of the aggregation of fractional months) or three hundred sixty-five (365) days of service equal a whole Year of Service. For purposes of vesting, after calculating the Participant's period of service as provided in this section, the Plan may disregard any remaining less than whole year, twelve (12) month, or three hundred sixty-five (365) day period of service. An Employee will receive credit for the aggregate of all Years of Service commencing with the Employee's first day of employment and ending on the date a Break in Service begins.

     2.  Effective June 1, 1999, Article I is further amended by adding
Section 1.18, 1.19, and 1.20 as follows:

          1.18 Elapsed Time. For vesting purposes (except for periods of service which may be disregarded on account of the "rule of parity" described in Section 3.07) a Participant will receive credit for the aggregate of all time period(s) commencing with the Participant's first day of employment or reemployment and ending on the date a break in service begins. The first day of employment or reemployment is the first day the Participant performs an hour of service. A Participant will also receive credit for any Period of Severance of less than twelve (12) consecutive months. Fractional periods of a year will be expressed in terms of days.

          For purposes of this Section, hour of service shall mean each hour for which a Participant is paid or entitled to payment for the performance of duties for the Employer.

          For purposes of this Section, a break in service is a Period of Severance of at least twelve (12) consecutive months.

          1.19 Month of Service. For vesting purposes, a calendar month during any part of which an Employee completes an Hour of Service. However, an Employee is credited with a Month of Service for each month during the twelve-month computation period in which the Employee does not incur a Period of Severance.

          1.20 Period of Severance. For vesting purposes, a continuous period of time during which the individual is not employed by the Employer. Such period begins on the "Severance from Service Date", which is the date the individual retires, quits, or is discharged, or if earlier, the twelve (12) month anniversary of the date on which the individual was otherwise first absent from work for any reason other than quit, retirement, discharge, or death, such as vacation, holiday, sickness, disability, authorized leave of absence, or layoff. The Period of Severance ends on the date the individual again performs an Hour of Service for the Employer. A Period of Severance of less than 12 consecutive months shall not be taken into account.

          In the case of an individual who is absent from work for maternity or paternity reasons, the twelve (12) consecutive month period beginning on the first anniversary of the first date of the absence does not constitute a Period of Severance. For such individual, the Period of Severance begins on the second (2nd) twelve (12) month anniversary of the first day the individual was absent from work. The period between the first and second
     (2nd) anniversaries of the first (1st) day of absence from work is neither a period of service nor a Period of Severance. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the individual, (2) by reason of the birth of a child of the individual, (3) by reason of the placement of a child with the individual in connection with the adoption of a child by the individual, or (4) for purposes of caring for a child for a period beginning immediately following the child's birth or placement.

      3. Effective June 1, 1999, Section 3.03 of Article III is amended in its entirety as follows:

          3.03 Period of Service for Vesting Purposes. Service for vesting purposes is taken into account on the basis of Elapsed Time. For purposes of this Section, whether service with a business entity (including but not limited to new entrepreneurial ventures, new divisions, or Affiliated Employers) created or acquired by the Employer or its Affiliated Employers that was not a participant in the Prior Plan on January 1, 1990, shall be deemed to be service with the Employer will be determined by the Executive Committee of the Board of Directors of Brown-Forman Corporation.

     4. Effective June 1, 1999, Section 3.05 of Article III is amended in its entirety as follows:

          3.05  Effect of Break in Service on Vesting.

          (a) Reemployment Before Five Consecutive Breaks in Service. If a terminated Participant is reemployed by the Employer before incurring five consecutive Breaks in Service (only a single Break in Service applies, if completed prior to the first day of the first Plan Year in
          1985), both pre-break and post-break Years of Service will count in vesting the Participant's Account balance.

          (b) Reemployment of Vested Participant After Five Consecutive Breaks in Service. If a Participant terminates employment with any vested benefit and is reemployed after incurring five consecutive Breaks in Service (only a single Break in Service applies, if completed prior to the first day of the first Plan Year in 1985), all post-break service will be disregarded in determining the vested percentage of such Participant's Account which accrued prior to the break. However, all Years of Service (both pre-break and post-break) will count for purposes of vesting the Participant's Account which accrues after the break.

          (c) Reemployment of Non-Vested Participant After Five Consecutive Breaks in Service. If a Participant terminates employment with no vested benefit whatsoever and is reemployed after incurring five consecutive Breaks in Service (only a single Break in Service applies, if completed prior to the first day of the first Plan Year in 1985), all service after the break is disregarded in determining the vested percentage of the Participant's Account that accrued prior to the break. Further, such Participant's pre-break service counts for purposes of determining the vested percentage of the Participant's Account which accrues after the break only if upon reemployment the number of consecutive Breaks in Service is less than the aggregate number of pre-break Years of Service.

          For purposes of this subsection (c), in computing a Participant's aggregate Years of Service completed prior to any Break in Service, Years of Service which were disregarded by reason of any prior Break in Service shall likewise be disregarded.

          Service earned prior to the first day of the first Plan Year in 1985 is disregarded if the minimum participation and minimum vesting rules then in effect did not require service to be taken into account.

          (d) Separate Accounts. If necessary, separate Accounts will be maintained for amounts derived from Employer contributions made before and after a Break in Service. Both Accounts will be adjusted by earnings and losses of the Trust.

     5. Section 5.03 of Article V is correctively amended and clarified effective December 1, 1994, consistent with the prior prototype plan document from which the Plan was restated, as follows:

          5.03 Matching Contribution by Employer. Each Plan Year the Employer shall contribute to the Trust on a monthly basis a Matching Contribution on behalf of each Participant receiving an Elective Contribution for the month. The amount of the Matching Contribution shall be equal to 50% of the Participant's Elective Contribution for the month; except, however, in applying the matching percentage only Participant Elective Contributions up to 5% of Compensation shall be considered. The Matching Contribution shall be credited to the Matching Account of eligible Participants in accordance with Section 7.03

     6. Effective for the Plan Year beginning January 1, 2000, Sections 6.02 and 6.03 of Article VI are amended in their entirety as follows:

          6.02 Election Request. Elective Contributions for Participants shall be such amounts as the Participant elects to have contributed on the Participant's behalf pursuant to a salary reduction Election Request completed by the Participant and filed with the Employer. In the alternative, the initial Participant elections may be made by electronic means, under uniform terms and conditions established by the Plan Administrator and conveyed to the Participants. Under no circumstances may an Election Request be adopted retroactively.

          6.03 Change of Rate. Participants may change the rate of Elective Contributions (in accordance with the Election Request form) by notifying the Employer and the Plan Administrator at least fifteen (15) days prior to the date such changes in contribution are to take effect, or at any other time mutually agreeable between the Employer and the Participant, provided that all Participants under similar circumstances are treated alike. Participants may also make changes in deferrals by electronic means, under uniform terms and conditions established by the Plan Administrator and conveyed to the Participants.

     7. Section 7.03 of Article VII is correctively amended and clarified effective December 1, 1994, consistent with the prior prototype plan document from which the Plan was restated and the first paragraph of the section, by replacing the second paragraph of the section as follows:

          Participants shall be eligible to receive a Matching Contribution if they have made elective contributions for the month to which the employer matching contribution relates.

     8. Section 7.06 of Article VII is correctively amended, effective December 1, 1994, consistent with the prior prototype plan document from which the Plan was restated, by replacing the references in the third paragraph to "Fiscal Year" with "Plan Year."

In all other respects, the Brown-Forman Winery Operations Savings Plan as initially adopted and subsequently amended shall remain in full force and effect.

IN WITNESS WHEREOF, the Employer has caused this Fifth Amendment to the Brown-Forman Winery Operations Savings Plan to be executed by its duly authorized officer this 22nd day of December, 1999, effective as set forth herein.

                                                BROWN-FORMAN CORPORATION


                                                By:   /s/ Milton B. Gillis
                                                          MILTON B. GILLIS
                                                          Vice President